Exhibit 23.01

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-64886) and Form S-8 (No. 333-47192) of AllianceBernstein L.P. of our report dated February 22, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Unitholders, which is incorporated in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated February 22, 2008 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 22, 2008